Exhibit 99.1

Cognex Reports Results for the First Quarter of 2018

NATICK, Mass.--(BUSINESS WIRE)--April 30, 2018--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the first quarter of 2018. Table 1 below shows selected financial data for Q1-18 compared with Q1-17 and Q4-17. All periods presented reflect the two-for-one stock split in Q4-17.

Table 1* (Dollars in thousands, except per share amounts)
	Revenue	Net Income/(loss)	Net Income/(loss) per Diluted Share	Non-GAAP Net Income/(loss) per Diluted Share**
Quarterly Comparisons
Current quarter: Q1-18	$169,567	$37,217	$0.21	$0.18
Prior year’s quarter: Q1-17	$139,039	$45,471	$0.25	$0.18
Change: Q1-17 to Q1-18	22%	(18%)	(16%)	0%
Prior quarter: Q4-17	$182,922	($27,747)	($0.16)	$0.24
Change: Q4-17 to Q1-18	(7%)	N/M	N/M	(25%)

* The financial results for all periods presented reflect the retroactive adoption of a new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that became effective on January 1, 2018. This standard did not have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

**Non-GAAP net income/(loss) per diluted share excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“Overall, our results for Q1 2018 were good,” said Dr. Robert J. Shillman, Founder and Chairman of Cognex. “Revenue grew 22% year-on-year, which was above our long-term target for revenue growth. We were also highly profitable, reporting an operating margin of 20% and a net margin of 22%. Nevertheless, while many companies would applaud these results, we are dissatisfied given the higher levels of profitability that we demonstrated in 2017.”

“Revenue in Q1 grew across most end markets and geographic regions, reflecting broad demand for our products,” said Robert J. Willett, Chief Executive Officer of Cognex. “Investing for the future remains key to our ongoing success, and, therefore, we will continue to aggressively develop new products, expand our world-wide sales force and make strategic IT and infrastructure investments.”

Mr. Willett continued, “Following a record year in 2017, we face tough comparisons this year, particularly in the second half, due to anticipated lower demand from consumer electronics—our largest industry vertical. Because of that, we believe that Cognex revenue over the next nine months will be relatively flat in total with the comparable period in 2017.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2018

  Revenue increased 22% from Q1-17 and declined 7% from Q4-17. In constant currency, revenue grew 17% year-on-year and declined 9% sequentially. Revenue from the majority of the company’s end markets grew worldwide, both year-on-year and sequentially. A notable exception was revenue from the consumer electronics industry, which declined from both Q1-17 and Q4-17.
  Gross margin was 76% for Q1-18 compared with 77% for Q1-17 and 76% for Q4-17. Gross margin decreased year-on-year due primarily to a slight increase in the proportion of service-related revenue.
  Research, Development & Engineering (RD&E) expenses increased 36% from Q1-17 and 15% from Q4-17. The increases in RD&E reflect higher sequential and year-on-year investments in engineering resources and employee-related costs for the development of new products, as well as a sequential increase in support of high-volume opportunities.
  Selling, General & Administrative (SG&A) expenses increased 37% from Q1-17 and 5% from Q4-17. SG&A increased year-on-year and sequentially due to investments in sales resources and higher employee-related costs.
  Cognex reported foreign currency losses of $134,000 in Q1-18, $263,000 in Q1-17, and $1,027,000 in Q4-17. The foreign currency losses result primarily from the revaluation and settlement of accounts receivable balances reported in one currency and collected in another.
  Investment and other income was $3,517,000 in Q1-18, $2,282,000 in Q1-17, and $2,923,000 in Q4-17. Investment income increased both year-on-year and sequentially due primarily to higher yields on invested balances.
  The effective tax rate was 2% in Q1-18, (16%) in Q1-17, and 153% in Q4-17. The rate was 15%, 18% and 18%, respectively, excluding tax adjustments (which are summarized in Exhibit 2). Notably, the Tax Cuts and Jobs Act resulted in a net tax charge of $83 million in Q4-17. All periods presented include a varying discrete tax benefit related to employee stock options exercised during that quarter.

Balance Sheet Highlights – April 1, 2018

  Cognex’s financial position as of April 1, 2018, continued to be very strong, with $803 million in cash and investments and no debt. Cash and investments decreased by $25 million from the end of 2017. During the quarter, cash inflows consisted of $55 million generated from operations and $11 million received from the exercise of employee stock options. Cash outflows included $69 million spent to repurchase Cognex common stock, $8 million in dividends paid to shareholders, and $13 million for capital expenditures. Cognex intends to continue to repurchase shares of its common stock in Q2-18, subject to market conditions and other relevant factors.
  Inventories increased by $28 million, or 42%, from the end of 2017, to prepare for large customer shipments expected in the coming quarters and to meet upcoming new product introductions.

Financial Outlook – Q2 2018

This financial outlook reflects the new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that took effect on January 1, 2018. Cognex does not believe this standard will have a material impact on total revenue. For a historical perspective, Exhibit 4 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

  Revenue for Q2-18 is expected to be between $200 million and $210 million, which represents growth between 12% and 18% year-on-year.
  Gross margin is expected to be in the mid-70% range, which is Cognex’s target range for gross margin under the new revenue recognition standard.
  Operating expenses are expected to be essentially flat on a sequential basis.
  The effective tax rate is expected to be 15% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex also uses results on a constant-currency basis as one measure to evaluate performance. Constant-currency information compares results between periods as if the exchange rates had remained constant period-over-period. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Thursday, May 3, 2018. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13677872.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and the timing of related revenue, expected areas of growth, research and development activities, further stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended
	April 1, 2018	December 31, 2017	April 2, 2017

Revenue (1)	$169,567	$182,922	$139,039
Cost of revenue (1)	40,198	44,532	32,532
Gross margin	129,369	138,390	106,507
Percentage of revenue	76%	76%	77%
Research, development, and engineering expenses (1)	31,076	26,980	22,770
Percentage of revenue	18%	15%	16%
Selling, general, and administrative expenses (1)	63,697	60,635	46,521
Percentage of revenue	38%	33%	33%
Operating income	34,596	50,775	37,216
Percentage of revenue	20%	28%	27%
Foreign currency gain (loss)	(134)	(1,027)	(263)
Investment and other income	3,517	2,923	2,282
Income before income tax expense	37,979	52,671	39,235
Income tax expense (benefit)	762	80,418	(6,236)
Net income (loss)	$37,217	$(27,747)	$45,471
Percentage of revenue	22%	(15)%	33%

Earnings per weighted-average common and common-equivalent share (2):
Basic	$0.21	$(0.16)	$0.26
Diluted	$0.21	$(0.16)	$0.25

Weighted-average common and common-equivalent shares outstanding (2):
Basic	173,280	173,397	172,646
Diluted	179,641	173,397	178,354

Cash dividends per common share (2)	$0.0450	$0.0450	$0.0375
Cash and investments per common share (2)	$4.65	$4.77	$4.51
Book value per common share (2)	$6.23	$6.31	$5.84

(1) Amounts include stock option expense, as follows:
Cost of revenue	$797	$477	$430
Research, development, and engineering	4,815	2,932	2,610
Selling, general, and administrative	7,582	5,178	4,443
Total stock option expense	$13,194	$8,587	$7,483

(2) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 2
COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended
	April 1, 2018	December 31, 2017	April 2, 2017
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$34,596	$50,775	$37,216
Stock option expense	13,194	8,587	7,483
Operating income (Non-GAAP)	$47,790	$59,362	$44,699
Percentage of revenue (Non-GAAP)	28%	32%	32%

Net income (loss) (GAAP)	$37,217	$(27,747)	$45,471
Stock option expense	13,194	8,587	7,483
Tax effect on stock option expense	(2,347)	(2,812)	(2,439)
Discrete tax benefit related to employee stock option exercises	(4,935)	(10,995)	(13,167)
Net income (loss) (Non-GAAP)	$43,129	$(32,967)	$37,348
Percentage of revenue (Non-GAAP)	25%	(18%)	27%

Net income (loss) per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.21	$(0.16)	$0.25
Share impact of non-GAAP adjustments identified above (1)	0.03	(0.03)	(0.04)
Net income (loss) per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.24	$(0.19)	$0.21

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	179,641	173,397	178,354

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$37,979	$52,671	$39,235

Income tax expense (GAAP)	$762	$80,418	$(6,236)
Effective tax rate (GAAP)	2%	153%	(16)%

Tax adjustments:
Implications of the Tax Cuts and Jobs Act of 2017:
Transition tax on unrepatriated foreign earnings	$—	$101,379	$—
Remeasurement of deferred tax positions	—	12,523	—
Recharacterization of certain income	—	(31,133)	—
Subtotal	$—	$82,769	$—
Discrete tax benefit related to employee stock option exercises	(4,935)	(10,995)	(13,167)
Other discrete tax events	—	(594)	(143)
Income tax expense excluding tax adjustments (Non-GAAP)	$5,697	$9,238	$7,074
Effective tax rate (Non-GAAP)	15%	18%	18%

Net income excluding tax adjustments (Non-GAAP)	$32,282	$43,433	$32,161
Percentage of revenue (Non-GAAP)	19%	24%	23%

Net income (loss) per diluted weighted-average common and common-equivalent share (GAAP) (1)	$0.21	$(0.16)	$0.25
Share impact of non-GAAP adjustments identified above (1)	(0.03)	0.40	(0.07)
Net income per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.18	$0.24	$0.18

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1) (2)	179,641	180,542	178,354

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017

(2) For the fourth quarter of 2017, includes potential common stock equivalents of 7,145 that were excluded in the GAAP net loss per share calculation because they were anti-dilutive.

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	April 1, 2018	December 31, 2017
Assets
Cash and investments	$803,382	$827,984
Accounts receivable	96,649	119,388
Unbilled revenue	4,232	7,454
Inventories	96,399	67,923
Property, plant, and equipment	85,205	78,048
Goodwill and intangible assets	125,628	126,397
Other assets	57,420	60,559

Total assets	$1,268,915	$1,287,753

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$85,599	$91,712
Deferred revenue and customer deposits	15,504	9,420
Income taxes	85,933	85,044
Other liabilities	4,780	5,904
Shareholders' equity	1,077,099	1,095,673

Total liabilities and shareholders' equity	$1,268,915	$1,287,753

Exhibit 4
COGNEX CORPORATION Restated Statements of Operations under ASC 606 "Revenue from Contracts with Customers" (Unaudited) Dollars in thousands

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue	$139,039	$178,080	$266,042	$182,922
Cost of revenue	32,532	42,164	68,061	44,532
Gross margin	106,507	135,916	197,981	138,390
Percentage of revenue	77%	76%	74%	76%
Research, development, and engineering expenses	22,770	23,377	26,078	26,980
Percentage of revenue	16%	13%	10%	15%
Selling, general, and administrative expenses	46,521	52,518	61,054	60,635
Percentage of revenue	33%	29%	23%	33%
Operating income	37,216	60,021	110,849	50,775
Percentage of revenue	27%	34%	42%	28%
Foreign currency gain (loss)	(263)	(184)	(127)	(1,027)
Investment and other income	2,282	1,969	2,030	2,923
Income before income tax expense	39,235	61,806	112,752	52,671
Income tax expense (benefit)	(6,236)	5,311	10,259	80,418
Net income (loss)	$45,471	$56,495	$102,493	$(27,747)
Percentage of revenue	33%	32%	39%	(15)%

Earnings per weighted-average common and common-equivalent share (1):
Basic	$0.26	$0.33	$0.59	$(0.16)
Diluted	$0.25	$0.32	$0.57	$(0.16)

Weighted-average common and common-equivalent shares outstanding (1):
Basic	172,646	173,278	173,234	173,397
Diluted	178,354	179,228	179,354	173,397

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Adjustments to certain financial data as a result of the implementation of ASC 606 "Revenue from Contracts with Customers on Jan.1 2018"

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue as reported	$134,942	$172,904	$259,739	$180,365
Adjustments to revenue	4,097	5,176	6,303	2,557
Revenue as restated	$139,039	$178,080	$266,042	$182,922

Cost of revenue as reported	28,225	37,471	62,360	40,642
Adjustments to cost of revenue	4,307	4,693	5,701	3,890
Cost of revenue as restated	$32,532	$42,164	$68,061	$44,532

Gross margin as reported	$106,717	$135,433	$197,379	$139,723
Adjustments to gross margin	(210)	483	602	(1,333)
Gross margin as restated	$106,507	135,916	$197,981	$138,390

Gross margin percentage as reported	79%	78%	76%	77%
Adjustments to gross margin percentage	(2)%	(2)%	(2)%	(1)%
Gross margin percentage as restated	77%	76%	74%	76%

Operating income as reported	$37,426	$59,538	$110,247	$52,108
Adjustments to operating income	(210)	483	602	(1,333)
Operating income as restated	$37,216	$60,021	$110,849	$50,775

Operating margin as reported	28%	34%	42%	29%
Adjustments to operating margin	(1)%	—%	—%	(1)%
Operating margin as restated	27%	34%	42%	28%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com